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Exhibit 99.1

Text of Press Release

FOR IMMEDIATE RELEASE

Investor Contact:	Kevin F. McLaughlin, Senior Vice President and Chief Financial Officer of PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4274 or kevin.mclaughlin@praecis.com.

PRAECIS PHARMACEUTICALS INCORPORATED
Updates Status of FDA's Review of Plenaxis™ NDA

Reports Second Quarter 2003 Financial Results

        Waltham, MA—July 21, 2003—PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ: PRCS) today updated the status of the review of the Company's New Drug Application (NDA) for Plenaxis™ by the United States Food and Drug Administration (FDA). The Company also announced consolidated financial results for the three and six months ended June 30, 2003.

Status of NDA Review

        On Friday, July 18, 2003, the Company participated in a conference call with the FDA to discuss the status of the Plenaxis™ NDA review. During this call, the FDA indicated that the current action date of August 27, 2003 will be extended by 90 days. During the extension, the FDA will finalize their review of data recently requested by, and submitted to, the agency, as well as work with the Company to arrive at the appropriate risk management program for Plenaxis™. Specifically, the agency has indicated that the Company's proposed risk management program would need to include some form of controlled or managed distribution. The Company will work with the FDA to determine the necessary modifications to the risk management program. Based on Friday's discussion, the Company believes that the Plenaxis™ NDA will be approved for a defined sub-population of advanced prostate cancer patients by the end of November 2003.

        Commenting on this development, Malcolm L. Gefter, Ph.D., PRAECIS' Chairman and Chief Executive Officer, stated, "Plenaxis™ will offer men with advanced symptomatic prostate cancer a medical alternative which is not available today. We were encouraged by our phone call with the FDA as to the approvability of Plenaxis™ and expect that Plenaxis™ will be available to patients in the first quarter of 2004."

Second Quarter 2003 Results

        The Company's net loss for the three months ended June 30, 2003 was approximately $15,550,000, or $0.30 per diluted share, compared to a net loss of approximately $14,215,000, or $0.27 per diluted share, for the three months ended June 30, 2002. For the six months ended June 30, 2003, net loss was $26,965,000, or $0.52 per diluted share, compared to a net loss of $26,901,000, or $0.52 per diluted share, for the six months ended June 30, 2002.

        The increased net loss for the three months ended June 30, 2003, compared to the three months ended June 30, 2002, was due primarily to a reduction in partnership reimbursement revenue, reduced net interest income and an increase in pre-commercialization spending for Plenaxis™. These factors were slightly offset by continued reductions in Plenaxis™ clinical research and development spending as the Company moves toward potential commercialization. During the second quarter of 2003, the Company increased spending on pre-commercialization activities, including market research, pricing and reimbursement consulting and various advisory and national meetings, resulting in an increase in sales and marketing expenses of approximately $0.8 million from the second quarter of 2002. The Company had no revenue during the three months ended June 30, 2003, compared to approximately $1.0 million in the corresponding period in 2002, consisting of a final payment from a former corporate collaborator. Further, the combination of a lower average cash, cash equivalents and marketable securities balance during the second quarter of 2003, as well as a reduction in interest rates, caused net interest income for the second quarter of 2003 to decline by approximately $0.9 million in comparison to the same period last year.

        At June 30, 2003, the Company had cash and cash equivalents and marketable securities of approximately $166,779,000, compared to approximately $195,035,000 at December 31, 2002. Because the Company is updating its launch expectations for Plenaxis™ by 90 days to the first quarter of 2004, it is updating expected cash utilization for 2003 to approximately $65.0 million, compared to its previous guidance of approximately $75.0 million. The Company expects to end the year with approximately $130.0 million in cash, cash equivalents and marketable securities.

        Commenting on the Company's accomplishments during the first half of 2003, Malcolm L. Gefter, Ph.D., PRAECIS' Chairman and Chief Executive Officer, stated, "The first half of 2003 has been a productive time for us as we continue to move toward commercialization of our first product and advance our clinical development programs. We achieved a significant milestone during the second quarter of 2003 with the initiation of the regulatory submission process for Plenaxis™ in the European Union. In June, we submitted a Marketing Authorisation Application in Germany and anticipate wider European approval under the Mutual Recognition Procedure to market Plenaxis™ for the treatment of a broad population of hormonally responsive prostate cancer patients."

        "We also achieved important milestones in our other clinical programs," Dr. Gefter continued. "In June 2003, we initiated a Phase Ib clinical study of Apan, our drug candidate for the treatment of Alzheimer's disease. In this dose escalation study, Alzheimer's disease patients are being treated with a single dose of Apan, with the goal of determining the maximum tolerated dose in patients. In addition, as previously reported, in April we submitted to the FDA an Investigational New Drug application for PPI-2458, our drug candidate for the treatment of non-Hodgkin's lymphoma. The FDA has raised no objections to our proceeding with a Phase I clinical trial of PPI-2458 under our proposed protocol for the treatment of non-Hodgkin's lymphoma patients. We plan to commence this trial during the second half of 2003. In summary, we are pleased to report that during the first half of 2003 we achieved several of our stated goals for the year and look forward to continuing this momentum during the second half of 2003."

        Commenting on the status of the Company's pre-commercialization efforts for Plenaxis™, William K. Heiden, the Company's President and Chief Operating Officer, stated, "Since last quarter, we have continued to make progress in our preparations for the launch of Plenaxis™ in the United States. We have determined the sizing and placement of the planned sales force and identified a number of the individuals who will be offered key management positions upon receipt of FDA approval. We will continue to interview candidates over the next 90 days in an effort to finalize our hiring decisions. We have also developed our initial sales training plan and completed a portion of the related training materials. We are optimistic following our recent discussions with the FDA and expect to launch Plenaxis™ during the first quarter of 2004."

        "As previously announced, we plan to commercialize Plenaxis™ outside of the United States with one or more marketing partners and, accordingly, during the second quarter, we have continued to meet with potential partners regarding collaborations in Europe and Japan."

        There will be a conference call to discuss this press release today beginning at 9:00 a.m. (EDT). This call will be broadcast live over the Internet at http://www.praecis.com under "Investor Relations." A telephonic replay of this call will be available beginning at 12:00 Noon (EDT), until midnight Monday, July 28, by calling 888-203-1112 (domestic toll-free) or 719-457-0820, and entering the passcode 483058. This press release, including the financial results relating to PRAECIS' second quarter, are also available on PRAECIS' web site under "News Center."

        The Company is planning to report third quarter 2003 results on October 24, 2003. For information regarding live webcasts and investment community conference calls related to third quarter

2003 results, please refer to http://www.praecis.com approximately one week prior to the financial reporting release date.

        PRAECIS PHARMACEUTICALS INCORPORATED is a biotechnology company focused on the discovery and development of pharmaceutical products using its proprietary LEAP™ (Ligand Evolution to Active Pharmaceuticals) technology. LEAP™ combines the power of biological selection with the advantages of medicinal chemistry in a unique molecular evolution process. PRAECIS employed LEAP™ in the development of Plenaxis™, its candidate for the treatment of hormonally responsive advanced prostate cancer and endometriosis. PRAECIS also has clinical programs in Alzheimer's disease and non-Hodgkin's lymphoma, and has other programs in the research or preclinical development stage.

        This news release contains forward-looking statements, including, but not limited to, statements regarding the continued regulatory review by the United States Food and Drug Administration (FDA) of a New Drug Application for, and commercialization plans for, Plenaxis™ for the treatment of a defined sub-population of advanced prostate cancer patients, the submission of a registration dossier in Europe for Plenaxis™ for the treatment of hormonally responsive prostate cancer, the continuation of the Company's clinical program in Alzheimer's disease, the initiation of a clinical trial for PPI-2458 for the treatment of non-Hodgkin's lymphoma, and the Company's expected cash utilization. These statements are based on the Company's current beliefs and expectations as to future outcomes. Such statements are subject to numerous factors and uncertainties. These include, but are not limited to, the timing and content of decisions made by the FDA or foreign regulatory authorities, the Company's ability to hire a sales force and successfully carry out the commercialization planning process, delays in manufacturing or FDA approval of manufacturing sites, unexpected results in ongoing and future clinical or preclinical trials and related analyses, the need for additional research and testing, including as a result of unanticipated determinations by the FDA or foreign regulatory authorities, unexpected expenditures, and the Company's ability to enter into corporate collaborations on acceptable terms, as well as the risks set forth from time to time in the Company's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

PRAECIS PHARMACEUTICALS INCORPORATED
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2003	2002	2003
Corporate collaboration revenue	$1,029	$—	$1,029	$—
Costs and expenses:
Research and development	13,518	12,290	24,854	20,969
Sales and marketing	274	1,034	714	2,062
General and administrative	2,743	2,604	4,857	4,728

Total costs and expenses	16,535	15,928	30,425	27,759

Operating loss	(15,506)	(15,928)	(29,396)	(27,759)
Interest income, net	1,291	378	2,495	794

Net loss	$(14,215)	$(15,550)	$(26,901)	$(26,965)

Basic and diluted net loss per share	$(0.27)	$(0.30)	$(0.52)	$(0.52)

Weighted average number of basic and diluted shares outstanding	51,727	51,842	51,572	51,831

PRAECIS PHARMACEUTICALS INCORPORATED
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31, 2002	June 30, 2003
Cash and cash equivalents	$64,913	$79,856
Marketable securities	130,122	86,923
Other current assets	848	1,457
Net fixed assets and other assets	72,367	70,182

Total assets	$268,250	$238,418

Current liabilities	$10,360	$7,202
Long term liabilities	33,000	33,000
Total stockholders' equity	224,890	198,216

Total liabilities and stockholders' equity	$268,250	$238,418

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PRAECIS PHARMACEUTICALS INCORPORATED Updates Status of FDA's Review of Plenaxis™ NDA Reports Second Quarter 2003 Financial Results
PRAECIS PHARMACEUTICALS INCORPORATED Condensed Consolidated Statements of Operations (in thousands, except per share data) (unaudited)
PRAECIS PHARMACEUTICALS INCORPORATED Condensed Consolidated Balance Sheets (in thousands) (unaudited)